EXHIBIT 10.9

EXHIBIT A

PROJECT ASSIGNMENT

Title

Services:

Chief Operating Officer

Payment of Fees. Fee will be:

Ô

Monthly Consulting Fee: $5,000 per month. Monthly fee will be revisited based on cash flow. Any increase will be directly related to cash flow from sales.

NOTE: The Project Assignment dated

5/01/2019 is null and void. This Project Assignment supersedes the Project Assignment dated 5/01/2019. This Project Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between Company and Contractor. Any item in this Project Assignment that is inconsistent with such agreement is invalid.

IN WITNESS WHEREOF, the parties have executed this Project Assignment as of the later date below.